FOR IMMEDIATE RELEASE

Contact:
Bradley Sharp
Development Specialists, Inc.
702-566-2440

 AgriBioTech, Inc. Announces $250,000 OFFER FOR ONE MILLION SHARES BY NEW WORLD
                  LIQUIDITY FUND AND ADOPTS A NEUTRAL POSITION

         HENDERSON, NV, March 24, 2000- AgriBioTech, Inc. ("ABT" or the "Company") (NASDAQ National Market: ABTXQ) today announced that its outstanding shares of common stock are the subject of a "mini-tender offer" by New World Liquidity Fund. The offer, directed at the Company's shareholders, is for the purchase of up to 1 million shares of the outstanding common stock of ABT at $.25 per share. Offers of this type are sometimes referred to as "mini-tenders" because the offeror seeks to purchase less than 5% of the outstanding stock of the target company.

"We express no opinion regarding the New World offer, and we are remaining neutral with respect to the offer," said William A. Brandt, who is the court-appointed responsible person for the Company. In addition, Development Specialists, Inc. (of which Mr. Brandt is a principal) serves as the court-approved reorganization consultant to ABT.

         "The rights of holders of the Company's common stock remain subject to, and are expected to be determined by, the Company's Chapter 11 bankruptcy proceedings. At the present time, it remains uncertain, and probably doubtful, whether the proceeds of the Company's liquidation will generate any distribution to the Company's stockholders," stated Mr. Brandt.

         The Company filed for Chapter 11  bankruptcy  protection on January 25,
2000.  For  further  information   regarding  the  Company's   bankruptcy  case,
interested persons may turn to the Company's website at www.agribiotech.com.

         The foregoing information may contain forward looking statements. All such statements are subject to the risks and uncertainties of forward-looking statements, including but not limited to the factors detailed in the Company's SEC filings.